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[PAC WEST LOGO]                                                     EXHIBIT 99.1

INVESTOR CONTACT:
Reid Cox
Director of Business Development
& Investor Relations
(209) 926-3417
rcox@pacwest.com

           PAC-WEST TELECOMM ANNOUNCES THIRD QUARTER 2002 RESULTS AND
               CASH TENDER OFFER AND RELATED CONSENT SOLICITATION

      -     Net Income of $4.9 Million or $0.13/Share

      - Initiating Cash Tender Offer for Senior Notes and Related Consent Solicitation

STOCKTON, CA - NOVEMBER 11, 2002 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced its results for the third quarter 2002.

Wally Griffin, Pac-West's Chairman and CEO, said, "Just over a year ago we commenced an operational restructuring plan, implementing a number of significant revenue improvement and expense reduction initiatives in reaction to the economic downturn and an impending telecom industry shake-out. We have exited less profitable lines of business, reallocated resources to focus our small to medium-sized business (SME) efforts on California and Nevada, and increased the penetration of our service provider (SP) business. I am very pleased to report that a year later we are on track with the revised plan and the anticipated improvements are being achieved."

Griffin continues, "In the first nine months of 2002, while revenues increased 1.8%, we decreased our COGS (cost of goods sold) expense by 7.1% over the previous nine-month period ended September 30, 2001 by increasing the efficiency of our network and renegotiating supplier contracts. SG&A (sales, general and administrative) expenses declined by 12.6% over the same periods by undertaking process improvements and reducing headcount. As a result, adjusted EBITDA (earnings before interest, net, income taxes, depreciation and amortization, restructuring charges, goodwill impairment, gain on repurchase of bonds and income or loss on asset dispositions) of $30.5 million for the nine-month period ended September 30, 2002, increased by

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61.4% over adjusted EBITDA of $18.9 million for the nine-month period ended
September 30, 2001. In the same period, Net Losses decreased to ($1.1) million for the nine-month period ended September 30, 2002 from ($30.9) million for the nine-month period ended September 30, 2001."

Hank Carabelli, Pac-West's President and COO, commented, "All of this has been accomplished while growing our business and improving our customer service. Comparing the third quarter of 2002 with the third quarter of 2001, we have increased our lines in service by 33.7%, grown the minutes of traffic across our network by 27.6%, decreased total reported trouble tickets by 10.1%, and improved trouble ticket resolution times by 69.2%."

Carabelli continues, "Our performance in the third quarter of 2002 is further evidence of the success of the initiatives we launched just over a year ago. Growth in lines in service and minutes of use across our network are offsetting anticipated price declines. New Interconnection Agreements, which are anticipated to be completed shortly, should provide increased pricing certainty for our service provider business. Solid growth in our SME business, along with other revenue opportunities under development, are growing and diversifying our revenue streams. We are building a stronger, more efficient, more reliable, and more customer focused company, with the people, network, and momentum to take us forward in each of these areas."

Ravi Brar, Pac-West's CFO, commented, "This year we took steps to significantly de-leverage our balance sheet. Looking ahead, we must continue to reduce the amount of debt in our capital structure. In addition, as reciprocal compensation revenues decline as a percentage of total revenues, it is imperative that we continue to find ways to trim expenses from our business. To that end, tomorrow we expect to initiate a cash tender offer and related consent solicitation to our bondholders to repurchase some or all of our remaining outstanding Senior Notes. Retirement of these notes will reduce our annual interest expense and accelerate our attainment of free cash flow."

LINES IN SERVICE

Total DS-0 equivalent lines in service, which include SP and SME DS-0 line equivalents, were 324,100 at the end of the third quarter of 2002, a 1.3% sequential increase from 320,042 lines at the end of the second quarter of 2002, and a 33.7% increase from 242,451 lines at the end of the third quarter of 2001. Year-to-date, 88,856 net lines in service have been added.

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SP DS-0 equivalent lines were 272,950 at the end of the third quarter of 2002, a
0.4% sequential increase from 271,802 lines at the end of the second quarter of 2002, and a 34.6% increase from 202,801 lines at the end of the third quarter of 2001.

SME DS-0 equivalent lines were 51,150 in the third quarter of 2002, a 6.0% sequential increase from 48,240 lines at the end of the second quarter of 2002, and a 29.0% increase from 39,650 lines at the end of the third quarter of 2001.

REVENUES

Pac-West's total revenues for the third quarter 2002 were $34.2 million, an 11.2% decrease from revenues of $38.5 million in the second quarter of 2002, and a 3.7% decrease from revenues of $35.5 million in the third quarter of 2001. On May 16, 2002, the CPUC implemented a UNE (Unbundled Network Element) pricing structure for local traffic in California, which is tied to the reciprocal compensation rate under our current Interconnection Agreements (ICAs). This resulted in an approximate $6.0 million reduction in third quarter revenues recognized by Pac-West.

Pac-West is currently in active parallel ICA negotiations and arbitration proceedings with SBC Communications in California, which will determine a number of revenue and cost elements, including reciprocal compensation rates for local traffic. Pac-West is also involved with arbitration of an ICA with Verizon Communications. These agreements are anticipated to be implemented within six months.

DSO (days sales outstanding) increased to 39 days at the end of the end of the third quarter of 2002 from 34 days at the end of the second quarter of 2002, but improved from 50 days at the end of the third quarter of 2001.

EXPENSES

Operating expenses decreased to $12.5 million in the third quarter of 2002, a 10.7% reduction from $14.0 million in the second quarter of 2002, and a 24.2% decrease from $16.5 million in the third quarter of 2001. SG&A expenses decreased to $14.6 million in the third quarter of 2002, a 9.9% decrease from $16.2 million in the second quarter of 2002, and 11.5% decrease from $16.5 million in the third quarter of 2001.

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EBITDA

Adjusted EBITDA for the third quarter of 2002 was $7.1 million, a 14.5% decrease from adjusted EBITDA of $8.3 million for the second quarter of 2002, and 184.0% increase from $2.5 million in the third quarter of 2001.

NET INCOME (LOSS)

Net income for the third quarter of 2002 was $4.9 million, an increase from a net loss of ($13.4) million for the second quarter of 2002, and a net loss of ($26.8) million for the third quarter of 2001.

A gain on repurchase of bonds of $14.9 million was recognized in the third quarter of 2002 relating to open market purchases undertaken to retire $22.8 million principal amount of Senior Notes at a significant discount from face value. This results in annual interest payment reductions of approximately $3.1 million per year.

Diluted net income (loss) per share for the third quarter of 2002 was $0.13, as compared to ($0.37) in the second quarter of 2002, and ($0.74) in the third quarter of 2001.

LIQUIDITY

As of September 30, 2002, the Company had cash, cash equivalents and short-term investments totaling $50.5 million, a decrease of $13.9 million from $64.4 million in cash as of June 30, 2002. During the third quarter of 2002, cash was utilized to retire $22.8 million of Senior Notes, make a semi-annual interest payment of $9.1 million on our Senior Notes, as well as to fund capital expenditures and business operations.

On November 12, 2002, the Company expects to initiate an invitation to bondholders to offer to the Company, for cash, up to $106.5 million in principal amount of its Senior Notes. In connection with the invitation to offer notes, the Company is also conducting a consent solicitation to amend the indenture relating to the Senior Notes. The proposed amendments would, among other things, substantially remove all of the restrictive covenants as well as certain events of default related to such covenants. The Company will continue to review its debt obligations, including any Senior Notes not purchased pursuant to this invitation, and consider various alternatives to continue to reduce such obligations.

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The following chart highlights our unaudited quarterly results for the second and third quarters of 2002, and third quarter of 2001, along with certain balance sheet information.

                                                                  Q3 2002          Q2 2002         Q3 2001
                                                               (UNAUDITED)       (UNAUDITED)     (UNAUDITED)
Total Revenues                                                  $34.2 mil         $38.5 mil       $35.5 mil
Adjusted EBITDA                                                  $7.1 mil          $8.3 mil        $2.5 mil
Net Income (Loss)                                                $4.9 mil*       ($13.4 mil)     ($26.8 mil)
Net Income (Loss) Per Share (diluted)                               $0.13            ($0.37)         ($0.74)
Service Provider DS-0 Equivalent Lines in Service                 272,950           271,802         202,801
SME DS-0 Equivalent Lines in Service                               51,150            48,240          39,650
Total DS-0 Equivalent Lines in Service                            324,100           320,042         242,451
*Includes a gain from repurchase of Senior Notes.

Management is holding an investor conference call on Tuesday, November 12, 2002 at 7:30 a.m. PT/10:30 a.m. ET to discuss the quarterly results. Investors are invited to participate by dialing 1-888-316-9407 or 630-395-0034 (Password:
Pac-West; Leader: Wally Griffin). A live webcast will be available on Pac-West's website at www.pacwest.com/investor. A replay will be available through November 26, 2002 by dialing 1-800-945-7247 or 402-220-3564 for 90 days on the company's website.

FORWARD-LOOKING STATEMENTS

The foregoing discussion contains forward-looking statements. The Company's future performance is subject to numerous risks and uncertainties that could cause actual results to deviate substantially from those discussed in these forward-looking statements. Factors that could impact the variability of future results include, but are not limited to: successful execution of the Company's expansion activities into new geographic markets on a timely and cost-effective basis; the pace at which new competitors enter the Company's existing and planned markets; competitive responses of the Incumbent Local Exchange Carriers; execution of interconnection agreements with Incumbent Local Exchange Carriers on terms satisfactory to the Company; maintenance of the Company's supply agreements for transmission facilities; continued acceptance of the Company's services by new and existing customers; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and certain of the Company's product offerings; the ability to attract and retain talented employees; and the Company's ability to successfully access markets, install switching electronics, and obtain the use of leased fiber transport facilities and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. These and other factors are discussed in the Company's Prospectus dated November 3, 1999, and in its Annual Report as of December 31, 2001 on Form 10-K as filed with the SEC.

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PAC-WEST TELECOMM, INC.

CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS:



                                                                       Quarter Ended               Nine Month Period Ended
($ in 000s except share and per share amounts)                      Sept. 30 (unaudited)            Sept. 30 (unaudited)
                                                                   2002             2001             2002            2001
                                                                   ----             ----             ----            ----
Revenues                                                     $     34,201     $     35,521     $    115,792     $    113,744
Costs and expenses
   Operating                                                       12,478           16,471           40,245           43,305
   Selling, general and administrative                             14,592           16,532           45,089           51,575
   Depreciation and amortization                                   10,097            9,223           30,239           25,194
   Restructuring and impairment charges                                21           25,551           16,478           25,551
                                                               ----------       ----------       ----------       ----------
Total operating expenses                                           37,188           67,777          132,051          145,625
                                                               ----------       ----------       ----------       ----------
Loss from operations                                               (2,987)         (32,256)         (16,259)         (31,881)
Interest expense, net                                               3,708            4,541           12,383           11,048
Gain on repurchase of bonds                                       (14,854)            --            (26,796)            --
Other (income) loss                                                    12              (55)              13              (44)
                                                               ----------       ----------       ----------       ----------
Income (loss) before provision (benefit) for income taxes           8,147          (36,742)          (1,859)         (42,885)
Provision (benefit) for income taxes                                3,258           (9,958)            (744)         (11,992)
                                                               ----------       ----------       ----------       ----------
Net income (loss)                                            $      4,889     $    (26,784)    $     (1,115)    $    (30,893)
                                                               ==========       ==========       ==========       ==========

Basic weighted average number of shares outstanding            36,398,531       36,103,929       36,276,316       36,042,193
Diluted weighted average number of shares outstanding          36,401,078       36,103,929       36,276,316       36,042,193
Basic and diluted net income (loss) per share                $       0.13     $      (0.74)    $      (0.03)    $      (0.86)

CONDENSED CONSOLIDATED BALANCE SHEETS:                  As of         As of
($ in 000s)                                           Sept. 30,     December 31,
                                                        2002           2001
                                                        ----           ----
                                                      (unaudited)
Cash, cash equivalents and short-term investments      $ 50,501      $ 82,500
Other current assets                                     14,752        25,341
                                                       --------      --------
     Total current assets                                65,253       107,841
Property and equipment, net                             177,693       201,036
Deferred financing costs, net                             2,518         4,148
Other assets, net                                         1,562         1,712
                                                       --------      --------
     Total assets                                      $247,026      $314,737
                                                       ========      ========

Accounts payable and accrued liabilities               $ 25,691      $ 21,024
Borrowings under senior credit facility                    --          10,000
Other current liabilities                                20,943        34,523
                                                       --------      --------
    Total current liabilities                            46,634        65,547

Long-term debt                                          106,489       150,000
Capital lease payable                                     4,278        10,192
Deferred revenue                                            576           644
Deferred income taxes                                     4,929         3,283
                                                       --------      --------
    Total liabilities                                   162,906       229,666

Stockholders' equity                                     84,120        85,071
                                                       --------      --------

    Total liabilities and stockholders' equity         $247,026      $314,737
                                                       ========      ========